Exhibit 10.4
FORM OF AGREEMENT
     AGREEMENT by and between Canyon Resources Corporation, a Delaware corporation (the “Company”) and                      (the “Executive”), dated as of the                      day of                      20___.
     The Board of Directors of the Company (the “Board”), has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company. The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations. Therefore, in order to accomplish these objectives and to adequately reward Executive, the Board has caused the Company to enter into this Agreement.
     NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
     1. Certain Definitions. The “Effective Date” shall be the first date upon which a “Change of Control” (as defined in Section 2) occurs.
     2. Change of Control. For the purpose of this Agreement, a “Change of Control” shall mean:
          (a) The acquisition, whether by purchase, share exchange, merger, amalgamation, etc., or other property exchange, by any individual, entity or group within the meaning of Section 13(d)(3) or 14(D)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 30% or more of either (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Company Voting Securities”), provided, however, that any acquisition by the Company or any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries, shall not constitute a Change of Control; or
          (b) Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

          (c) (i) a complete liquidation or dissolution of the Company or (ii) sale or other disposition of all or substantially all of the assets of the Company other than to an Affiliated Company. As used herein, Affiliated Company means any company controlled by, controlling or under common control with the Company.
     3. Employment Period. Prior to the Effective Date, this Agreement shall be binding upon both parties, but shall not be effective, and Executive and the Company shall not have any obligations to the other hereunder. After the Effective Date, the Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company, for a period of twelve (12) months commencing on the Effective Date during the first two years of employment and eighteen (18) months thereafter (the “Employment Period”).
     4. Terms of Employment.
          (a) Position and Duties.
               (i) During the Employment Period, the Executive’s position, authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 90-day period immediately preceding the Effective Date.
               (ii) During the Employment Period, but excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities.
          (b) Compensation.
               (i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”) (which shall be paid in equal bi-monthly installments) at least equal to twelve times the highest monthly base salary paid or payable to the Executive by the Company and its affiliated companies in respect of the twelve-month period immediately preceding the month in which the Effective Date occurs. As used in this Agreement, the term “Affiliated Compan(ies)” includes any company controlled by, controlling or under common control with the Company.
               (ii) Incentive, Stock Option, Savings and Retirement Plans. In addition to Annual Base Salary payable as hereinabove provided, the Executive shall be entitled to participate during the Employment Period in all incentive stock option, savings and retirement plans, practices, policies and programs applicable generally to any other Executives of the Company and its Affiliated Companies.

               (iii) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its Affiliated Companies (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent generally applicable to any other Executives of the Company and its Affiliated Companies.
               (iv) Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company and its Affiliated Companies in effect for the Executives at any time during the 90-day period immediately preceding the Effective Date.
               (v) Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Company and its Affiliated Companies in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date.
               (vi) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its Affiliated Companies as in effect at any time during the 90-day period immediately preceding the Effective Date.
     5. Termination of Employment.
          (a) Death or Disability. The Executive’s employment hereunder and the Employment Period shall terminate automatically upon the Executive’s death during the Employment Period. If the Company’s Board determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 11(b) of this Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company and the Employment Period shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), if, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. For purposes of this Agreement, “Disability” means the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably).
          (b) Cause. The Company may terminate the Executive’s employment and the Employment Period during the Employment Period for Cause. For purposes of this Agreement, “Cause” means (i) an action taken by the Executive involving willful and wanton misconduct or gross negligence, or (ii) the Executive being convicted of a felony or other crime which the Board reasonably determines would have an adverse impact on Executive’s ability to perform his duties.

          (c) Good Reason. The Executive’s employment and the Employment Period may be terminated during the Employment Period by the Executive for Good Reason. For purposes of this Agreement, “Good Reason” means:
               (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position, authority, duties or responsibilities as contemplated by Section 4(a) of this Agreement, or any other action by the Company which results in a significant diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;
               (ii) any failure by the Company to comply with any of the provisions of Section 4(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;
               (iii) the Company’s requiring the Executive to be based at any office or location which is outside a 20-mile radius of the Company’s principal office immediately prior to the Effective Date;
               (iv) any purported termination by the Company of the Executive’s employment otherwise than as expressly permitted by this Agreement; or
               (v) any failure by the Company to comply with and satisfy Section 10(c) of this Agreement.
     For purposes of this Agreement, any dispute concerning the determination of Good Reason shall be determined by arbitration according to the provisions of the Colorado Uniform Arbitration Act (C.R.S. § 13-22-201 et seq.)
          (d) Notice of Termination. Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen days after the giving of such notice). In the case of a termination of the Executive’s employment for Cause, a Notice of Termination shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to the Executive and reasonable opportunity for the Executive, to be heard before the Board prior to such vote), finding that in the good faith opinion of the Board the Executive should be terminated for Cause. No purported termination of the Executive’s employment for Cause shall be effective without a Notice of Termination. The failure by the Executive to set forth n the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing the Executive’s rights hereunder. A Notice of Termination may be given at any time during the Employment Period.
          (e) Date of Termination. “Date of Termination” means the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; provided, however, that (i) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination and (ii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.
     6. Obligations of the Company upon Termination.
          (a) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement and the Employment Period shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than the following obligations: (i) payment of the Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (ii) payment of any accrued bonus and (iii) payment of any compensation previously deferred by the Executive (together with any accrued interest thereon) and not yet paid by the Company and any accrued vacation pay not yet paid by the Company (the amounts described in paragraphs (i), (ii) and (iii) are hereafter referred to as “Accrued Obligations”). All Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination. Anything in this Agreement to the contrary notwithstanding, the Executive’s estate and family shall be entitled to receive any insurance or similar benefits (excluding stock options and stock bonuses) provided generally by the Company and any of its Affiliated Companies to the estates and surviving families of executives of the Company and such Affiliated Companies.
          (b) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement and the Employment Period shall terminate without further obligations to the Executive, other than for Accrued Obligations. All Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination. Anything in this Agreement to the contrary notwithstanding, the Executive shall be entitled after the Disability Effective Date to receive disability benefits at least equal to those generally provided by the Company and its Affiliated Companies to disabled executives and/or their families, if any, as in effect generally with respect to any executives of the Company and its Affiliated Companies.

          (c) Cause; Other than for Good Reason. If the Executive’s employment shall be terminated for Cause during the Employment Period, this Agreement and the Employment Period shall terminate without further obligations to the Executive other than the obligation to pay to the Executive Annual Base Salary through the Date of Termination plus the amount of any compensation previously deferred by the Executive, in each case to the extent theretofore unpaid. If the Executive terminates employment during the Employment Period other than for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations. In such case, all Accrued obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.
          (d) Good Reason; Other than for Cause or Disability. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause or Disability, or if the Executive shall terminate employment under this Agreement for Good Reason:
               (i) the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:
                    A. all Accrued Obligations; and
                    B. the product of (x) the remainder of the Employment Period expressed as a decimal fraction (example: assume Effective Date is October 19, 2005 and the Termination Date is January 31, 2006. The remainder of the Employment Period would be one year and 260 days or 0.7123) and (y) the Annual Base Salary; and
               (ii) for the remainder of the Employment Period, the Company shall continue benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 4(b)(iii) of this Agreement if the Executive’s employment had not been terminated in accordance with the plans, practices, programs or policies of the Company and it Affiliated Companies. For purposes of determining eligibility of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the end of the Employment Period and to have retired on the last day of such period.
     7. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices, provided by the Company or any of its Affiliated Companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other agreements with the Company or any of its Affiliated Companies. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of the Company or any of its Affiliated Companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program except as explicitly modified by this Agreement.

     8. Full Settlement. Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement. If Executive is the prevailing party in any action hereunder, the Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Internal Revenue Code of 1986, as amended (the “Code”).
     9. Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its Affiliated Companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its Affiliated Companies and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.
     10. Successors.
          (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution as to certain benefits hereunder. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement may be assigned by Company without restriction to any entity, which is financially responsible for the performance of Company’s obligations hereunder.
          (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
          (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
     11. Miscellaneous.
          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

          (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, express mail, or a commercially recognized letter or package delivery service, addressed as follows:
If to the Executive

If to the Company
Canyon Resources Corporation
14142 Denver West Parkway, Suite 250
Golden, CO 80401
Attention: Chief Executive Officer
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
          (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
          (d) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
          (e) The Executive’s failure to insist upon strict compliance with any provision hereof or the failure to assert any right the Executive may have hereunder, including, without limitation, the right to terminate employment for Good Reason pursuant to Section 5(c)(i)-(v), shall not be deemed to be a waiver of such provision or right or any other provision or right thereof.
     Executed this ___day of ___20___.

CANYON RESOURCES CORPORATION

By:	By:

(the “Executive”)

Schedule of Agreements with Current Officers

Name	Position	Date of Agreement
James K. B. Hesketh	President and Chief Executive Officer	March 1, 2005

David P. Suleski	Vice President and Chief Accounting Officer	January 3, 2006

James A. Matlock	Vice President-Exploration	January 4, 2006